EXHIBIT 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE:  January 22, 2013

PAMPLONA CAPITAL PARTNERS III, L.P.
By:	Pamplona Capital Management, LLP, its investment manager

By:	/s/ Kevin O'Flaherty
Name: Kevin O'Flaherty Title: Chief Financial Officer

PAMPLONA CAPITAL MANAGEMENT, LLP

By:	/s/ Kevin O'Flaherty
Name: Kevin O'Flaherty Title: Chief Financial Officer

PAMPLONA CAPITAL MANAGEMENT, LLC

By:	/s/ Brian Ratzan
Name: Brian Ratzan Title: Head of U.S. Private Equity

/s/ Alexander M. Knaster
Alexander M. Knaster